TERAGLOBAL COMUNICATIONS CORPORATION

SHAREHOLDERS' AGREEMENT

THIS SHAREHOLDERS' AGREEMENT(this “Agreement”) is dated as of June 28, 2001, by and among TERAGLOBAL COMMUNICATIONS CORP., a Delaware corporation (the “Company”), WALLERSUTTON 2000, L.P., a Delaware limited partnership (“WallerSutton”), Robert E. Randall (“Randall”), James A. Mercer III, (“Mercer”), Grant Holcomb (“Holcomb”) and Paul Cox (“Cox”). (Randall, Mercer, Holcomb and Cox are sometimes referred to as  “Shareholder” and collectively, the “Shareholders”).

BACKGROUND

             WHEREAS the Company and WallerSutton have entered into a Series ‘A’ Preferred Stock and Warrant Purchase Agreement dated June 28, 2001, pursuant to which WallerSutton has agreed to purchase certain Preferred Stock and Warrants from the Company; and

             WHEREAS in connection with the transaction, and in consideration of WallerSutton purchasing the Preferred Stock, the Shareholders have agreed to restrict transferability of equity interests, and provide for certain other matters relating to the Company, all as is more fully described in this Agreement.

             NOW THEREFORE, the Company, WallerSutton and the Shareholders, in consideration of the foregoing premises and the mutual covenants contained herein, and intending to be legally bound hereby, agree as follows:

             SECTION 1.  Definitions

             Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms herein below:

             (a)         “Affiliate” means any Person controlling, controlled by, or under common control with another Person.

             (b)        “Common Stock” means the Company's Common Stock, par value $.001 per share, and shares of stock or other securities of any class resulting from the reclassification, split, combination, or other change thereof, dividends of securities paid thereon, and securities of any other issuer received in exchange for such Common Stock in connection with any merger, consolidation, reorganization, or acquisition involving the Company.

             (c)         “Disinterested Board” means a majority of the directors of the Company who are not named as a proposed transferee in a Notice of Offer (as defined in Section 3.1), or any Affiliate of any Shareholder named as a proposed transferee in a Notice of Offer, serving as directors of the Company.

             (d)        “Disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, issuance or other disposition of any Securities or any interest therein, whether voluntary or involuntary, including, but not limited to, any Disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment. “Dispose” means to engage in a Disposition.

(f)         “Permitted Disposition” means any Disposition of Common Stock by a Shareholder with respect to the following:

             (i)          A Disposition by a Shareholder to such Shareholder’s spouse, child or grandchild or to a testamentary or inter vivos trust for the benefit of such Shareholder or such Shareholder’s spouse, child or grandchild;

             (ii)         A Disposition of the community property interest of a Shareholder's spouse in all or any part of the Securities to such Shareholder upon the death of such spouse or in connection with the termination of the marital relationship of the Shareholder and such Shareholder's spouse;

              (iii)       A Disposition to an entity that is controlled, directly or indirectly by the Shareholder, provided that such entity agrees to be bound by the terms of this Agreement with respect to any Securities it holds; and

             (iv)       A Disposition of Securities to the Company.

             (g)        “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, unincorporated organization or government (or any agency or political subdivision thereof).

             (h)        “Preferred Stock” means the Company's Series A Preferred Stock, par value $.001 per share, and shares of stock or other securities of any class resulting from the reclassification, split, combination, or other change thereof, dividends of securities paid thereon, and securities of any other issuer received in exchange for such Preferred Stock in connection with any merger, consolidation, reorganization, or acquisition involving the Company.

             (i)          “Pro Rata Part” means, in any particular instance, the proportion which the number of Securities owned by a Shareholder bears to the aggregate number of Securities owned by all Shareholders electing to purchase or sell Securities.

             (j)          “Securities” means: (i) the Common Stock; (ii) the Preferred Stock; (iii) any other securities of the Company which generally entitle the holder thereof to vote for the election of directors at a meeting of stockholders, whether now or hereafter authorized; and (iv) any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, which are exercisable for or convertible or exchangeable into, directly or indirectly, any of the foregoing.

             (k)         “Securities Act” means the Securities Act of 1933, together with any amendments thereto and all rules and regulations thereunder and any similar federal statute, rule or regulation in force in the future.

             (l)          “Subsidiary” when used in reference to any other Person shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other Person.

             SECTION 2.    Restrictions on Transfer of Securities.

             2.1        Restrictions for Randall.  Except for Permitted Dispositions, Mr. Randall shall not Dispose of any of his Securities prior to December 31, 2001. During each of the calendar years 2002 and 2003, Mr. Randall may Dispose of up to 10% of the Securities that he held as of January 1 of such year. During each of the calendar years 2004 and 2005, Mr. Randall may Dispose of up to 50% of the Securities that he held as of January 1 of such year. During each of the calendar years 2006 through 2008, Mr. Randall may Dispose of up to 10% of the Securities that he held as of January 1 of such year. Except for Permitted Dispositions, in the event that Mr. Randall intends to enter into a transaction or series of related transactions involving the Disposition of more than 500,000 shares of Common Stock, or Securities exercisable or convertible into 500,000 shares of Common Stock, to a single purchaser or related group of purchasers, he will first make the securities available to the Company, WallerSutton and the other Shareholders pursuant to Section 3 below.  Mr. Randall agrees not to create or permit to exist any lien, restriction, encumbrance or limitation with respect to any Securities owned by him.

             2.2        Restrictions for Mercer.  Except for Permitted Dispositions, Mr. Mercer shall not Dispose of any of his Securities prior to December 31, 2001. During each calendar year thereafter, Mr. Mercer may Dispose of up to 10% of the Securities that he held as of January 1 of such year.  Except for Permitted Dispositions, in the event that Mr. Mercer intends to enter into a transaction or series of related transactions involving the Disposition of more than 500,000 shares of Common Stock, or Securities exercisable or convertible into 500,000 shares of Common Stock, to a single purchaser or related group of purchasers, he will first make the securities available to the Company, WallerSutton and the other Shareholders pursuant to Section 3 below.  Mr. Mercer agrees not to create or permit to exist any lien, restriction, encumbrance or limitation with respect to any Securities owned by him.

             2.3        Restrictions for Holcomb.  Except for Permitted Dispositions and up to 10,000 shares of Mr. Holcomb's common stock which he may dispose of at any time, Mr. Holcomb shall not Dispose of any of his Securities prior to December 31, 2001. During each calendar year thereafter, Mr. Holcomb may Dispose of up to 10% of the Securities that he held as of January 1 of such year.  Except for Permitted Dispositions, in the event that Mr. Holcomb intends to enter into a transaction or series of related transactions involving the Disposition of more than 500,000 shares of Common Stock, or Securities exercisable or convertible into 500,000 shares of Common Stock, to a single purchaser or related group of purchasers, he will first make the securities available to the Company, WallerSutton and the other Shareholders pursuant to Section 3 below.  Mr. Holcomb agrees not to create or permit to exist any lien, restriction, encumbrance or limitation with respect to any Securities owned by him.

             2.4        Restrictions for Cox.  Except for Permitted Dispositions, Mr. Cox shall not to Dispose of more than2,200,000 shares of Common Stock on or before June 28, 2002; more than an aggregate 4,400,000 shares of Common Stock on or before June 28, 2003; or more than an aggregate of 6,600,000 shares of Common Stock on or before June 28, 2004.  Except for Permitted Dispositions, in the event that Mr. Cox intends to enter into a transaction or series of related transactions involving the sale of more than 500,000 shares of Common Stock, or Securities exercisable or convertible into 500,000 shares of Common Stock, to a single purchaser or related group of purchasers, he will first make the securities available to the Company, WallerSutton and the other Shareholders pursuant to Section 3 below.  Mr. Cox agrees not to create or permit to exist any lien, restriction, encumbrance or limitation with respect to any Securities whose transfer is restricted by this Section 2.2; provided, however, that he may pledge shares of Common Stock to secure tax obligations, and Merrill Lynch's existing lien on approximately 330,000 shares of Common Stock shall not constitute a Disposition.

             2.5        Permitted Pledge to Financial Institutions.  Notwithstanding any other provision in this Agreement, any Shareholder may pledge any or all of the Company’s Securities held by such Shareholder to a bank as security for any liabilities of the Company to such bank.  None of the terms, conditions, restrictions or provisions of this Agreement shall apply to such pledge or to any Disposition of any of the Company’s Securities by such bank, or by such bank’s successors or assigns.

             SECTION 3.    First Refusal Rights.

             In the event that a Shareholder wishes to sell more than 500,000 Securities to a single purchaser or related group of purchasers other than as provided for as a Permitted Transaction, the Shareholder shall sell or otherwise transfer Securities in compliance with the provisions of this Section 3.

             3.1        A Shareholder desiring to sell or otherwise transfer Securities in compliance with this Section (a “Selling Shareholder”) shall first deliver written notice to the Company (the “Notice of Offer”) specifying (i) the number of shares of Securities owned by the Selling Shareholder which such Selling Shareholder wishes to sell (the “Offered Securities”); (ii) the proposed consideration per share being offered for the Offered Securities (the “Offer Price”); (iii) the intended purchaser, who must be a bona fide purchaser, of the Offered Securities and (iv) all other terms and conditions of the offer.  The Notice of Offer shall constitute an irrevocable offer by the Selling Shareholder to sell to the Company, WallerSutton and the other Shareholders the Offered Securities at the Offer Price.  Within five business days of its receipt of the Notice of Offer, the Company shall send a copy of the Notice of Offer to WallerSutton and to each Shareholder.

             3.2        Within 30 days following its receipt of the Notice of Offer, the Company shall notify the Selling Shareholder, WallerSutton and the other Shareholders as to the number of the Offered Securities, if any, which the Company is electing to purchase (such notification shall be referred to hereinafter as the “Company Acceptance”).  The election to purchase Offered Securities shall be made only to the extent permitted by applicable law and approved by the Disinterested Board.  The Company Acceptance shall be deemed to be an irrevocable commitment of the Company to purchase from the Selling Shareholder the number of the Offered Securities that the Company has elected to purchase pursuant to the Company Acceptance.

             3.3        If the Company does not deliver a Company Acceptance within 30 days following its receipt of the Notice of Offer or if the Company Acceptance does not provide for the purchase by the Company of all of the Offered Securities, then, within 15 days following the expiration of such 30-day notice period or the Company Acceptance, whichever is earlier, Waller Sutton and each other Shareholder shall notify the Company and the Selling Shareholder as to the maximum number of Offered Securities they desire to purchase (such notification is hereinafter referred to as the “Shareholder's Acceptance”).  If the Company does not receive a Shareholder's Acceptance from WallerSutton or any of the Shareholders within such 15-day period, they shall be deemed to have declined to purchase any of the Offered Securities.  A Shareholder's Acceptance shall be deemed to be an irrevocable commitment of WallerSutton or a Shareholder to purchase from the Selling Shareholder the number of Offered Securities which WallerSutton or such Shareholder has elected to purchase pursuant to the Shareholder's Acceptance, subject to allocation of Offered Securities among Waller Sutton and the Shareholders accepting the Notice of Offer as hereinafter provided.

             3.4        If the Company, WallerSutton and one or more of the Shareholders elect to purchase a number of Offered Securities which in the aggregate exceeds the total number of Offered Securities, the Company shall be entitled to purchase the number of Offered Securities set forth in the Company Acceptance and the remainder of the Offered Securities shall be allocated among WallerSutton and those Shareholders accepting the Selling Shareholder's offer (the “Accepting Shareholders”) so that each Accepting Shareholder shall be entitled to purchase its Pro Rata Part of the remainder of the Offered Securities; provided, however, that no Accepting Shareholder shall be required or entitled to purchase a number of Offered Securities greater than the number set forth in its Shareholder's Acceptance.  The Company shall promptly notify each such Accepting Shareholder of the number of shares allocated to such Shareholder, and each such Accepting Shareholder shall be obligated to purchase such Offered Securities allocated to such Shareholder at the Offer Price for such shares at a closing as set forth in Section 3.6 below.

             3.5        If the Company and the Accepting Shareholders do not elect to purchase all of the Offered Securities available for purchase under this Section 3, the Selling Shareholder (a) shall be under no obligation to sell any of the Offered Securities to the Company or any Accepting Shareholder, unless the Selling Shareholder so elects, but (b) may, within a period of four months from the date of the Notice of Offer, sell such Offered Securities to the intended purchaser named in the Notice of Offer (the “Third Party Transferee”), at a price per share not less than the Offer Price and on such other terms and conditions as are not materially more favorable to the proposed Third Party Transferee than those specified in the Notice of Offer. If the Selling Shareholder does not complete the sale of the Offered Securities within such four-month period, the provisions of this Section 3 shall again apply, and no sale of Securities of the Selling Shareholder shall be made otherwise than in accordance with the terms of this Agreement.

             3.6        The closing of purchases of Offered Securities by the Company, WallerSutton and/or the Shareholders pursuant to this Section 3 shall take place within 30 days after the delivery of the Company Acceptance or 60 days after the date of the Notice of Offer, whichever is later, at 11:00 A.M. local time at the principal office of the Company, or at such other date, time or place as the parties to the sale may agree.  At such closing, the Selling Shareholder shall sell, convey, transfer and deliver to each purchaser full right, title and interest in and to the Offered Securities so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature (except as otherwise set forth in this Agreement or in the Notice of Offer), and, if such purchaser requests that the Offered Securities be certificated, shall deliver to each purchaser a certificate or certificates representing the Offered Securities sold, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed.  Each purchaser of the Offered Securities shall deliver to the Selling Shareholder, in full payment of the purchase price of the Offered Securities being purchased, a certified or bank check payable to the order of the Selling Shareholder in an amount equal to the aggregate purchase price of the Offered Securities being acquired by such purchaser.

             SECTION 4.    Tag-Along Right.

             4.1        If WallerSutton or one or more Shareholders (the "Sellers") propose to transfer to a Third Party which is not a Shareholder or an Affiliate of a Shareholder (in a sale consummated in a single transfer or a series of related transfers as part of a single transaction or group of related transactions) Securities representing 10% or more of the then outstanding Securities (a “Transfer”), and provided that the Transfer is not a Permitted Disposition, then WallerSutton and each of the Shareholders other than the Sellers ("Tag-Along Shareholders") shall have the right ("Tag-Along Right") to require the proposed purchaser(s) of such Securities to purchase from such Tag-Along Shareholder up to the number of whole Securities not to exceed the number derived by multiplying the total number of Securities to be purchased by the proposed purchaser(s) in such transaction(s) by a fraction, the numerator of which is the total number of Securities owned by such Tag-Along Shareholder, and the denominator of which is the total number of Securities owned by the Sellers and all Tag-Along Shareholders.  Any Securities purchased from Tag-Along Shareholders pursuant to this Section 4 shall be paid for at the same price per share and upon the same terms and conditions as such proposed Transfer by the Sellers ("Transfer Terms").

             4.2        The Sellers shall promptly notify the Tag-Along Shareholders in the event they propose to make a Transfer giving rise to Tag-Along Rights, and shall furnish the Tag-Along Shareholders with the Transfer Terms and a copy of any written offer or agreement pertaining thereto.  The Tag-Along Right may be exercised by any Tag-Along Shareholder by delivery of a written notice to each Seller proposing to sell Securities ("Tag-Along Notice") within 15 days following such Tag-Along Shareholder's receipt of such notice from the Sellers.  The Tag-Along Notice shall state the number of Securities that such Tag-Along Shareholder proposes to include in such Transfer to the proposed purchaser (not to exceed the number determined in accordance with Subsection (a) above).  In the event that the proposed purchaser does not purchase the specified number of Securities from the Tag-Along Shareholders on the Transfer Terms, then the Sellers shall not be permitted to sell any Securities to the proposed purchaser in the proposed Transfer.

             SECTION 5.    Legend on Certificate.

             Certificates representing ownership of Securities shall bear the following legends:

             “THIS CERTIFICATE IS HELD SUBJECT TO AN AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS, AND THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THE TERMS, CONDITIONS AND RESTRICTIONS OF THAT AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

             “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, UNLESS IN THE OPINION (WHICH SHALL BE IN THE FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY) OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

Each Shareholder shall, within ten days after the date on which such Shareholder executes this Agreement, surrender to the Company the certificates reflecting his ownership of Securities that do not bear the foregoing legends so that such legends, as applicable, may be placed on each such certificate.

             SECTION 6.    Transfers Invalid.

             Any attempted Disposition of Securities, or any interest or right therein, made in violation of this Agreement shall be null and void.  The transferee of such Securities shall not be entitled to have such Securities registered on the books of the Company, and no person shall be entitled to vote such Securities or receive dividends thereon until such transfer is rescinded.  In the event of an involuntary Disposition of Securities which is or is held to be legally enforceable notwithstanding the provisions of this Agreement, the Company, WallerSutton and the remaining Shareholders shall have the right, but not the obligation, to repurchase Securities so disposed, and the transferee in such involuntary Disposition shall sell such Securities to the Company, WallerSutton or the remaining Shareholders, as the case may be.  Any election to repurchase under this Section 6 shall be made by the Company, WallerSutton or the Shareholders, at any time within 365 days of becoming aware of such involuntary Disposition, in accordance with the provisions of Section 3, including the right to purchase a Pro Rata Part of the Securities.  Closing on such repurchase shall occur within twelve months from the date of receipt of notice of such involuntary Disposition.  If the Company and the remaining Shareholders do not make the election to repurchase under this Section 6, the Person to whom the Securities shall have been involuntarily disposed immediately and without any affirmative action by any Person shall be deemed to be a Shareholder hereunder.

SECTION 7.  Termination

             This Agreement and all restrictions, limitations, rights and obligations set out herein with respect to the Securities shall terminate upon the occurrence of any of the following events (i) the dissolution of the Company; (ii)the merger, combination or acquisition of a controlling interest in the Company or the sale of substantially all of the assets of the Company to a third party; (iii) the execution of a written instrument terminating this Agreement by WallerSutton and the Company, or as to any Shareholder between WallerSutton and the Shareholder; (iv) the seventh anniversary of this Agreement, (v) the conversion or redemption of an aggregate of 50% of the Preferred Stock, or (vi) with respect to any Shareholder, two years following the termination of his employment or directorship with the Company.  In addition, this Agreement shall terminate with respect to any such Securities upon the Disposition thereof, in accordance with the terms of this Agreement, to a Person who is not a party to this Agreement.

SECTION 8.  Miscellaneous

             8.1        Successors and Assigns.  This Agreement shall be binding and inure to the benefit of the heirs, assigns, personal representatives, guardians, custodians and successors-in-interest of the parties hereto and of the trustees and beneficiaries of any trust to which Securities have been transferred pursuant to this Agreement, the voting trustees of any voting trust to which Securities are transferred and the trustees of any other trust to which Securities are or have been transferred (each of the foregoing is herein called a “Successor”).

             8.2        Injunctive Relief.  It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law.  Any such Person shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

             8.3        Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

             8.4        Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the choice of law principles thereof.

             8.5        Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Documents shall be resolved by confidential binding arbitration in New York City, New York conducted in accordance with  JAMS' Comprehensive Arbitration Rules and Procedures then in effect and shall be submitted to arbitration with JAMS.  Arbitration shall be initiated by written demand.  The determination of the arbitrator shall be final and binding on the parties and not subject to further review.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and for purposes of enforcing any award, the parties hereby consent to jurisdiction in any state or federal court located within New York County.  Each party shall bear its own attorneys’ fees and other costs of the arbitration, and shall pay on a pro rata basis the arbitrator’s fees and expenses.  The arbitrator shall have discretion to award reasonable attorneys’ fees and expenses and the costs of the arbitration, including the fees of the arbitrator, to the prevailing party only upon an express determination by the arbitrator that the losing party has acted in bad faith or in willful disregard of his or its obligations under this Agreement.  The arbitrator shall have no authority to award punitive damages.  Notwithstanding anything to the contrary contained herein, the provisions of this Section 8.5 shall not apply with regard to (i) any equitable remedies to which any party may be entitled hereunder, (ii) any fraud claims, or (iii) any disputes involving claims of third parties.

             8.6        Entire Agreement; Amendment; Waiver.  This Agreement and the other related agreements referred to herein or therein (i) contains the entire agreement among the parties hereto with respect to the subject matter hereof, (ii) supersedes all prior written agreements and negotiations and oral understandings, if any, with respect thereto, (iii) may not be amended or supplemented except by an instrument or counterparts thereof in writing signed by each of the parties to this Agreement and (iv) may not be discharged except by such written instrument or by performance.

             8.7        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

             8.8        Notice. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i)          if to the Company, to:
             TeraGlobal Communications Corp.
             9171 Towne Centre Drive, 6th Floor
             San Diego, CA  92122
             Telecopy: (858) 404-5555
             Attention: Chief Executive Officer

 (ii)        if to WallerSutton, to:

             WallerSutton 2000, L.P.
             500 West Putnam Avenue
             Greenwich, CT 06830
             Telecopy: (203) 861-7515
             Attention: Jack Woodruff

with a copy to:
             Cadwalader, Wickersham & Taft
             100 Maiden Lane
             New York, New York  10038
             Telecopy:  (212) 504-6666
             Attention:  Jonathan M. Wainwright, Esq.

(iii)        if to a Shareholder, to the Shareholders address as reflected on the books and records of the Company.  All such notices, requests, consents and other communications shall be deemed to have been given when received.

             8.9        Headings.  The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

             8.10      Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

             IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto as of the date first above written.

TERAGLOBAL COMMUNICATIONS CORP.

By:

Name:
Title:

WALLERSUTTON 2000, L.P.

By: WALLERSUTTON 2000, L.L.C.

By:	/s/ HACK WOODRUFF

Jack Woodruff, Member

SHAREHOLDERS

/s/ ROBERT E. RANDALL

Robert E. Randall

/s/ JAMES A. MERCER III

James A. Mercer III

/s/ GRANT K. HOLCOMB

Grant K. Holcomb

/s/ PAUL COX

Paul Cox